Exhibit (a)(5)(F)

Navios Maritime Holdings Inc.

Increases Exchange Offer Consideration &

Extends Exchange Offer

•	38.0% Premium - Series G ADS Over October 17, 2016 Closing Price

•	36.2% Premium - Series H ADS Over October 17, 2016 Closing Price

•	Exchange Offer - Extended Through October 31, 2016

Monaco, October 18, 2016 — Navios Maritime Holdings Inc. (“Navios Holdings” or the “Company”) previously launched an exchange offer and consent solicitation (the “Exchange Offer”) to exchange cash and/or newly issued shares of common stock of Navios Holdings (“Common Stock”) for any and all outstanding American Depositary Shares, each representing 1/100th of a share of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G ADSs”) and 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (the “Series H ADSs”).

Amended Offer

The Company announced that it increased the exchange consideration to ADS holders and extended the expiration date of the Exchange Offer through 11:59 pm on Monday, October 31, 2016.

The amended terms of the Exchange Offer provide as follows:

Series G ADSs

•	For shares of Series G ADS surrendered, the Company is offering:

•	$7.18 in cash and/or

•	6.29 shares of Common Stock

•	The revised consideration represents an increase of (1) $1.33 per share in cash and (2) 1.52 of a share of Common Stock.

This Exchange Offer includes a premium of 38.0% to the closing price of the Series G ADS on October 17, 2016.

Series H ADSs

•	For shares of Series H ADS surrendered, the Company is offering:

•	$7.06 in cash and/or

•	6.19 shares of Common Stock

•	This consideration represents an increase of (1) $1.31 per share in cash and (2) 1.5 of a share in Common Stock.

This Exchange Offer includes a premium of 36.2% to the closing price of the Series H ADS on October 17, 2016.

Extension and Other Considerations

Holders may elect to tender any portion of their Series G ADSs or Series H ADSs for cash and any portion for Common Stock, provided that no more than 50% of the Series G ADSs, as a class, tendered will receive cash, and no more than 50% of Series H ADSs, as a class, tendered will receive cash. Any Series G ADSs or Series H ADSs tendered in excess of this limitation will be allocated shares of Common Stock instead.

If all conditions to the Exchange Offer are satisfied or waived, the Company will acquire all tendered Series G ADSs or Series H ADSs. However, only whole shares of Common Stock will be delivered. You will receive cash in lieu of any fraction of a share of Common Stock. If you have already tendered your ADSs in the Exchange Offer you do not need to take further action to receive the increased consideration.

The revised consideration represents a 35% premium to the volume weighted average price for cash and common stock exchanges, as consolidated and reported by Bloomberg, for the twenty consecutive trading days before the launch of the Exchange Offer. The amended terms also extend the expiration date of the offer to exchange until 11:59 pm on Monday, October 31, 2016.

As of 11:59 p.m. New York City time on October 17, 2016, 1,658,678 Series H ADSs and 371,704 Series G ADSs had been validly tendered for exchange for cash and/or newly issued shares of common stock in the Exchange Offer and were not validly withdrawn. Holders who wish to tender their Series G ADSs and Series H ADSs must deliver, or cause to be delivered, their ADSs and other required documents to the exchange agent before the expiration date.

Complete Terms and Conditions

Georgeson LLC is acting as the Information Agent for the Exchange Offer.

Bank of New York Mellon is acting as the Exchange Agent and Depository for the Exchange Offer.

The complete terms and conditions of the Exchange Offer is set forth in the offers to exchange and related letters of transmittal that are being sent to holders of the Series G ADSs and Series H ADSs.

Copies of the offer to exchange and letters of transmittal may also be obtained from the Information Agent:

Georgeson LLC

Telephone: (888) 607-9252

E-mail: Navios@georgeson.com

Copies of the offer to exchange and letters of transmittal may be found on the Company’s website at www.navios.com/exchangeoffer

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION TO BUY ANY OF THE EXISTING SERIES G ADSs OR SERIES H ADSs OR THE UNDERLYING PREFERRED STOCK NOR IS IT A SOLICITATION FOR ACCEPTANCE OF THE EXCHANGE OFFER. THE COMPANY IS MAKING THE EXCHANGE OFFER ONLY BY, AND PURSUANT TO THE TERMS OF, THE OFFER TO EXCHANGE AND THE LETTERS OF TRANSMITTAL. THE EXCHANGE OFFER ARE NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NONE OF THE

COMPANY, THE INFORMATION AGENT OR THE EXCHANGE AGENT FOR THE EXCHANGE OFFER MAKES ANY RECOMMENDATION IN CONNECTION WITH THE EXCHANGE OFFER. THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

About Navios Maritime Holdings Inc.

Navios Maritime Holdings Inc. (NYSE:NM) is a global, vertically integrated seaborne shipping and logistics company focused on the transport and transshipment of drybulk commodities including iron ore, coal and grain. For more information about Navios Holdings please visit our website: www.navios.com.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and expectations including with respect to the completion of the Exchange Offer. Although Navios Holdings believes that the expectations reflected in such forward-looking statements are reasonable at the time made, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Navios Holdings. Actual results may differ materially from those expressed or implied by such forward-looking statements. Navios Holdings expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Holdings’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact

Exchange Offer Investor Relations

+1 212 223 7009